Exhibit 99.3

RISK FACTORS

The risks and uncertainties discussed below update and modify those previously discussed in our Annual Report on Form 10-K for the year ended December 31, 2011, to reflect our acquisition of TFI (the “TFI Acquisition”) on April 10, 2012, and our issuance of debt securities, which closed on April 10, 2012. Unless we have indicated otherwise, references in this Exhibit 99.3 to our Current Report on Form 8-K to “Notes” are to our 9.875% Senior Notes due 2018. Unless we have indicated otherwise, references in this Exhibit 99.3 to our Current Report on Form 8-K to “New Credit Facility” are to our new senior secured credit facility, which was entered into on April 10, 2012. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed and the market value of our Notes could decline.

Risks Related to Our Company

We may not be able to grow successfully through future acquisitions or successfully manage future growth, and we may not be able to effectively integrate the businesses we do acquire.

Our business strategy includes growth through the acquisitions of other businesses in both our Heckmann Water Resources (“HWR”) and HES segments. We may not be able to continue to identify attractive acquisition opportunities or successfully acquire those opportunities identified. In order to complete acquisitions, we would expect to require additional debt and/or equity financing, which could increase our interest expense, leverage and shares outstanding. In addition, we may not be successful in integrating current or future acquisitions into our existing operations, which may result in unforeseen operational difficulties or diminished financial performance or require a disproportionate amount of our management’s attention.

Even if we are successful in integrating our current or future acquisitions into our existing operations, we may not derive the benefits, such as operational or administrative synergies, that we expected from such acquisitions, which may result in the commitment of our capital resources without the expected returns on such capital. Also, competition for acquisition opportunities may escalate, increasing our cost of making further acquisitions or causing us to refrain from making additional acquisitions.

Additional risks related to our acquisition strategy include, but are not limited to:

•	the potential disruption of our existing businesses;

•	entering new markets or industries in which we have limited prior experience;

•	difficulties integrating and retaining key management, sales, research and development, production and other personnel;

•	difficulties integrating or expanding information technology systems and other business processes to accommodate the acquired businesses;

•	risks associated with integrating financial reporting and internal control systems; and

•	whether any necessary additional debt or equity financing will be available on terms acceptable to us, or at all, and the impact of such financing on our operating performance and earnings per share.

We may not be able to successfully integrate or realize the anticipated benefits of our acquisition of TFI and may not be able to maintain or achieve profitability of the acquired businesses or overall.

Although we have completed seven other acquisitions since mid-2010, including that of CVR, TFI represents, by far, our largest acquisition to date. The integration and consolidation of TFI will require substantial management, financial and logistical and other resources. While we believe that we have sufficient resources to integrate TFI successfully, such integration involves a number of significant risks, including diversion of management’s attention and resources. Moreover, there can be no assurance as to the extent to which the anticipated benefits of the acquisition will be realized, if at all, or that significant time and cost beyond that anticipated will not be required in connection with the integration of TFI and the continuing operation of the TFI business. If we are unable to integrate and manage TFI successfully, or to achieve a substantial portion of the anticipated benefits of the acquisition within the time frame anticipated by management and within budget, it could have a material adverse effect on our business, financial condition or results of operations.

Our acquisition of TFI makes evaluating our operating results difficult given the significance of this acquisition, and the historical and unaudited pro forma financial information may not give you an accurate indication of how we will perform in the future.

Our acquisition of TFI may make it more difficult for us to evaluate and predict our future operating performance. Neither our historical results of operations, nor the separate pre-acquisition financial information of TFI, give effect to the acquisition; accordingly, such historical financial information does not necessarily reflect what our or TFI’s financial position, operating results and cash flows will be in the future on a consolidated basis following consummation of the acquisition. While we have included and incorporated by reference into this offering circular unaudited pro forma financial information giving effect to the acquisition, including the offering of the Notes and the use of proceeds thereof, such pro forma information does not purport to represent, and should not be relied upon as reflecting, what our financial position, results of operations or cash flows actually would have been if the transactions referred to therein had been consummated on the dates or for the periods indicated, or what such results will be for any future date or any future period.

We are vulnerable to the potential difficulties associated with rapid growth.

We believe that our future success depends on our ability to manage rapid growth that we expect to experience organically and through acquisitions, and the demands and additional responsibilities that our growth will place on our management. The following factors could present difficulties to us: lack of sufficient executive-level personnel, increased administrative burden, long lead times associated with acquiring additional equipment; availability of suitable acquisition candidates and of additional capacity of trucks, saltwater disposal and underground injection wells, frac tanks, rail cars, processing facilities and pipeline right-of-way; and the ability to provide focused service attention to our customers in the areas of fracking, oil collection, tank storage, antifreeze collection, antifreeze re-manufacturing, industrial waste management and oil and water filtration, among others. In addition, the planned expansion of our LNG truck fleet, and the anticipated cost savings, are dependent on available infrastructure for LNG refueling, which is currently limited to Haynesville, and the lack of available infrastructure may significantly restrict this planned expansion and the expected benefits of this growth.

Future charges due to possible impairments of assets may have a material adverse effect on our financial condition and results of operations, and stock price.

A portion of our assets is comprised of goodwill and other intangible assets, which may be subject to future impairment that would result in financial statement write-offs. Goodwill and other intangible assets represent approximately 43.5% of our total assets as of December 31, 2011 on a pro forma basis, the majority of which relates to the TFI Acquisition. If there is a material change in our business operations or prospects, the value of our intangible assets, or those we may acquire in the future, could decrease significantly.

On an ongoing basis and at least annually, we will evaluate whether the carrying value of our intangible assets may no longer be recoverable, in which case a charge to earnings may be necessary. Any future determination requiring the write-off of a significant portion of unamortized intangible assets, although not requiring any additional cash outlay, could have a material adverse effect on our financial condition, results of operations and stock price.

We depend on our senior management.

Our success is largely dependent on the skills, experience and efforts of our people. In particular, the continued services of Richard Heckmann, our Chairman and Chief Executive Officer, and of James Devlin, the Chief Executive Officer of TFI, Ted Sinclair, the Chief Operating Officer of TFI, Mark Kuleck, the Chief Financial Officer of TFI, and Greg Guard, the Chief Marketing Officer of TFI, who will be instrumental in integrating TFI’s business, will be important to our ability to successfully achieve our business objectives. The loss of the services of Mr. Heckmann and Mr. Devlin or any of the other members of our senior management could have a negative effect on our business, financial condition and results of operations and future growth if we were unable to replace them.

Even though we believe that our success depends largely on the continued services of Mr. Heckmann, we have not entered into an employment agreement with Mr. Heckmann, nor obtained “key man” life insurance. Accordingly, we cannot be sure that Mr. Heckmann will remain with the Company for the immediate or foreseeable future. In addition, though Mr. Heckmann has expressed a commitment of his full time efforts to our success, he is not required to commit any specified amount of time to the Company’s affairs and, as a result, he may have conflicts of interest in allocating management time among various business activities, including identifying potential business acquisitions.

We have had, and may have in the future, material weaknesses in our internal control over financial reporting that could cause investors to lose confidence in our reported financial information and thereby cause a decline in our stock price.

As of December 31, 2011, our management concluded that our internal control over financial reporting was effective to provide reasonable assurance that the information required to be disclosed in our reports filed with the SEC under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and are accumulated and communicated to our management, including our Chief Executive Officer, as appropriate to allow timely decisions regarding required disclosure. However, we have had in the past and may have in the future material weaknesses in our internal control over financial reporting.

If we are unable to address any material weaknesses in our internal control over financial reporting, we may have errors in our financial statements that could result in a restatement of our financial statements, cause us to fail to meet our reporting deadlines, and cause investors to lose confidence in our reported financial information, leading to a decline in our stock price.

We are engaged in litigation and subject to an SEC inquiry relating to China Water, and a negative outcome in any of these proceedings could materially adversely affect us.

As described in greater detail in Note 11, Commitments and Contingencies, to our 2011 consolidated financial statements included and incorporated by reference in this offering circular, we and certain of our directors and officers are involved in litigation arising from or relating to our China Water acquisition in October 2008, including a purported class action and a derivative action. In addition, on June 10, 2011, we received a subpoena from the Denver Regional Office of the SEC seeking information and documents concerning China Water. We are cooperating and intend to continue to cooperate fully with the SEC with respect to its requests. A negative outcome of the SEC inquiry could result in the SEC imposing fines or penalties on us, or requiring us to satisfy other remedies including modifications to business practices and implementing compliance programs.

The litigation and the SEC inquiry are also causing us to incur substantial legal fees and expenses as well as requiring management time and involvement. The outcome of the litigation and the SEC inquiry are uncertain and, if adversely decided or settled against us or any of our officers or directors, could have a material adverse impact on our business, financial condition, results of operations and cash flows.

Changes to the fair market or carrying value of our investments in UGSI could result in a write down.

As of December 31, 2011, we own approximately 7% of Underground Solutions, Inc., or “UGSI,” a supplier of water infrastructure pipeline products, which we acquired in 2009 for a total investment of $7.2 million dollars. There is no or limited liquidity in the stock of either company. Changes to the fair market or carrying value of our investments in UGSI could result in a substantial write down.

Significant capital expenditures are required to conduct our business.

The development of our business and services, excluding acquisition activities, requires substantial capital expenditures, particularly in our HWR segment. During the year ended December 31, 2011, we made capital expenditures of approximately $150.9 million, including an expansion of our fleet of trucks and trailers, additional salt water disposal wells and construction of a pipeline in the Haynesville Shale area. We fund our capital expenditures through a combination of cash flows from operations and borrowings under our bank credit facilities and, to the extent those sources are not sufficient, we may fund capital expenditures from the proceeds of debt and equity issuances. Future cash flows from operations are subject to a number of risks and variables, such as the level of drilling activity and oil and natural gas production of our customers, prices of natural gas and oil, ability to source UMO, demand for RFO, and the other risk factors discussed herein. Our ability to obtain capital from other sources, such as the capital markets, is dependent upon many of those same factors as well as the orderly functioning of credit and capital markets. To the extent we fail to have adequate funds, we could be required to reduce our capital spending, or pursue other funding alternatives, which in turn could adversely affect our business and results of operations.

Increases in costs relating to our large fleet of trucks, including driver compensation or difficulty in attracting and retaining qualified drivers as well as increases in fuel costs, could adversely affect our profitability.

During 2011, we increased the number of truck drivers employed in our HWR segment to approximately 670 as of December 31, 2011, compared to approximately 200 as of December 31, 2010, and we added approximately 125 additional drivers through the TFI acquisition. Maintaining a staff of qualified truck drivers is critical to the success of our operations. We have in the past experienced difficulty in attracting and retaining sufficient numbers of qualified drivers in some of the markets in which we operate, which difficulty is due in part to our high standards for retention of drivers. A shortage of qualified drivers and intense competition for drivers from other companies may create difficulties in some regions. The compensation we offer our drivers is subject to market conditions, and we may find it necessary to increase driver compensation and /or modify the benefits provided to our employees in future periods. In relation to our HWR segment, we and other companies in the oil and gas industry suffer from a high turnover rate of drivers. The high turnover rate requires us to continually recruit a substantial number of drivers in order to operate existing equipment. If we are unable to continue to attract and retain a sufficient number of qualified drivers, we could be forced to, among other things, adjust our compensation packages, increase the number of our trucks without drivers, or operate with fewer trucks and face difficulty meeting customer demands, any of which could adversely affect our growth and profitability. Additionally, in anticipation of or in response to geographical and market-related fluctuations in the demand for our services, we strategically relocate our equipment and personnel from one area to another, which results in operating inefficiencies, increased labor, fuel and other operating costs and could adversely affect our growth and profitability. As a result, our driver and employee training and orientation costs could be negatively impacted.

In addition, increases in oil, natural gas and diesel prices have a significant impact on our operating expenses. The price and supply of oil and fuel is unpredictable and fluctuates based on events beyond our control, including geopolitical developments, supply and demand for oil, natural gas and LNG, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries, regional production patterns and environmental concerns. Continued increases in diesel costs throughout 2011, especially in the fourth quarter of the year, reduced profit margins in our HWR segment. Fuel prices may continue to increase significantly in 2012 and beyond, which could adversely affect the operating results of our HWR segment.

We depend on certain key customers for a significant portion of our revenues. The loss of any of these key customers or the loss of any contracted volumes could result in a decline in our business.

We rely on a limited number of customers for a significant portion of our revenues. Chesapeake Energy Corp. represented 25% of our total HWR revenues for the year ended December 31, 2011. El Paso E&P Company, L.P. and EXCO Production Company, L.P. represented 16% and 12% of our HWR revenues for the year ended December 31, 2010, respectively. Additionally, Omega Holdings Company, LLC accounted for approximately 37% of TFI’s sales of RFO for the year ended December 31, 2011. The loss of all, or even a portion of, the revenues from these customers, as a result of competition, market conditions, or otherwise could have a material adverse effect on our business, results of operations, financial condition, and cash flows. For example, our 2011 results of operations were adversely affected by Chesapeake Energy’s reduced natural gas drilling activity.

The loss of key contracts could adversely impact our financial condition and results of operations.

Contracts with customers of our environmental solutions business generally have initial terms of one to three years, with renewal options and early termination clauses. Although we have experienced growth in the number of companies using our services during 2011, the loss or material reduction of business could adversely affect our financial condition and results of operations. We cannot assure you that our existing contracts will continue or be extended or renewed, that existing customers will continue to use our services at current levels or that we will be successful in obtaining new contracts.

Our ability to utilize net operating loss carryforwards in the future may be subject to substantial limitations.

Under Section 382 of Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three year period), the corporation’s ability to use its pre-change net operating loss (“NOL”) carryforwards and other pre-change tax attributes to offset its post-change income may be limited. We have issued, and expect to issue in the future, common stock in connection with our acquisition strategy, including to the sellers in the TFI Acquisition and in the financing for the TFI Acquisition. If we determine that any of these transactions or any other issuances of our capital stock, or certain purchases of our capital stock by third parties from the public or otherwise has resulted in an ownership change of our company or if we undergo an ownership change in the future, our ability to utilize certain of our NOLs or other tax attributes to reduce our taxable income may be limited. In such case, our inability to use our NOLs or any material portion thereof could increase our tax liabilities in the future, which could adversely affect our results of operations and operating cash flow.

We operate in competitive markets, and there can be no certainty that we will maintain our current customers or attract new customers or that our operating margins will not be impacted by competition.

The industries in which our HWR and HES segments operate are highly competitive. We compete with numerous local and regional companies of varying sizes and financial resources. We expect competition to intensify in the future. Furthermore, numerous well-established companies are focusing significant resources on providing similar services to those that we provide that will compete with our services. We cannot assure you that we will be able to effectively compete with these other companies or that competitive pressures, including possible downward pressure on the prices we charge for our products and services, will not arise. In the event that we cannot effectively compete on a continuing basis, or competitive pressures arise, such inability to compete or competitive pressures could have a material adverse effect on our business, results of operations and financial condition.

Our HWR business depends on spending by the oil and natural gas industry in the United States, and this spending and our business has been, and may continue to be, adversely affected by industry and financial market conditions that are beyond our control.

We depend on our customers’ willingness to make operating and capital expenditures to explore, develop and produce oil and natural gas in the United States. Declines in these expenditures, due to the low natural gas price environment or other factors, could result in project modification, delays or cancellations, general business disruptions, and delays in, or nonpayment of, amounts owed to us. Customers’ expectations for lower market prices for oil and natural gas, as well as the availability of capital for operating and capital expenditures, may also cause our customers to curtail spending, thereby reducing demand for our services.

Industry conditions are influenced by numerous factors over which we have no control, including:

•	the domestic and worldwide price and supply of natural gas, natural gas liquids and oil, including the natural gas inventories and oil reserves of the United States;

•	changes in the level of consumer demand;

•	the price and availability of alternative fuels;

•	weather conditions;

•	the availability, proximity and capacity of pipelines, other transportation facilities and processing facilities;

•	the level and effect of trading in commodity futures markets, including by commodity price speculators and others;

•	the nature and extent of domestic and foreign governmental regulations and taxes;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	political instability or armed conflict in oil and natural gas producing regions

•	currency exchange rates; and

•	overall domestic and global economic and market conditions.

The volatility of the oil and natural gas industry and the impact on exploration and production activity could adversely impact the level of drilling activity by some of our customers or in some of the regions in which we operate. For example, natural gas spot prices have fallen significantly since late 2011 and the number of active drilling rigs operating in the Haynesville, Barnett and Marcellus Shale areas has declined with many of these rigs moving to other oil- and liquids-rich shale areas such as the Utica, Eagle Ford, Bakken and Permian Basin. This transition in exploration and production activity has caused and may continue to cause a decline in the demand for our services in affected regions where we operate and has adversely affected and may continue to affect the price of our services and the financial results of our operations. In addition, reduced discovery rates of new oil and natural gas reserves in our market areas also may have a negative long-term impact on our business, even in an environment of stronger oil and natural gas prices, due to reduced fracking activity and reduced produced water from existing producing wells to the extent existing production is not replaced and the number of producing wells for us to service declines.

Recent declines in natural gas prices have caused many oil and natural gas producers to announce reductions in capital budgets for future periods. Limitations on the availability of capital, or higher costs of capital, for financing expenditures may cause these and other oil and natural gas producers to make additional reductions to capital budgets in the future even if commodity prices increase from current levels. These cuts in spending have curtailed drilling programs as well as discretionary spending on well services, which have also adversely affected and may continue to affect the demand for our services, the rates we can charge and our utilization. In addition, certain of our customers could become unable to pay their vendors and service providers, including us, and we increased our bad debt reserve in 2011 to reflect this development. Any of these conditions or events could adversely affect our operating results and cash flows.

Any interruption in our HWR services due to pipeline ruptures or spills or necessary maintenance could impair our financial performance and negatively affect our brand.

Our fixed water transport pipelines are susceptible to ruptures and spills, particularly during start up and initial operation, and require ongoing inspection and maintenance. For example, in 2010 and 2011, we had breaks in our 50-mile underground pipeline network in the Haynesville Shale area that resulted in delays in transporting our customers’ water and resulted in significant repair and remediation costs. We may experience further difficulties in maintaining the operation of our pipelines, which may cause downtime and delays. While we have announced plans to add a new pipeline for additional capacity and operational efficiencies, any interruption in our services due to pipeline breakdowns or necessary maintenance could reduce sales revenues and earnings and result in remediation costs. Transportation interruptions at our pipelines, even if only temporary, could severely harm our business and reputation.

Our HWR segment’s operations are subject to risks inherent in the oil and natural gas industry, some of which are beyond our control. These risks may not be fully covered under our insurance policies.

Our operations are subject to operational hazards, including accidents or equipment issues that can cause pollution and other damage to the environment. For example, produced water from our pipelines has leaked into private property on several occasions. As required pursuant to applicable law, we remediated the environmental impact, including related to site investigation and soil, groundwater and surface water cleanup.

In addition, hazards inherent in the oil and natural gas industry, such as, but not limited to, accidents, blowouts, explosions, pollution and other damage to the environment, fires and hydrocarbon spills, may delay or halt operations at extraction sites which we service. These conditions can cause:

•	personal injury or loss of life;

•	liabilities from pipeline breaks and accidents by our fleet of trucks and other equipment;

•	damage to or destruction of property, equipment and the environment; and

•	the suspension of operations.

The occurrence of a significant event or a series of events that together are significant, or adverse claims in excess of the insurance coverage that we maintain or that are not covered by insurance, could have a material adverse effect on our financial condition and results of operations. In addition, claims for loss of oil and natural gas production and damage to formations can occur in the well services industry. Litigation arising from a catastrophic occurrence at a location where our equipment and services are being used may result in our being named as a defendant in lawsuits asserting large claims.

We maintain insurance coverage that we believe to be customary in the industry against these hazards. We may not be able to maintain adequate insurance in the future at rates we consider reasonable. In addition, insurance may not be available to cover any or all of the risks to which we are subject, or, even if available, it may be inadequate, or insurance premiums or other costs could make such insurance prohibitively expensive. It is likely that, in our insurance renewals, our premiums and deductibles will be higher, and certain insurance coverage either will be unavailable or considerably more expensive than it has been in the recent past. In addition, our insurance is subject to coverage limits, and some policies exclude coverage for damages resulting from environmental contamination.

Our borrowing under our New Credit Facility expose us to interest rate risk.

Our earnings are exposed to interest rate risk associated with borrowings under our New Credit Facility. Our New Credit Facility carries a floating interest rate; therefore, as interest rates increase, so will our interest costs, which may have a material adverse effect on our results of operations and financial condition. We have not yet decided whether or not we will engage in hedging activity with respect to our New Credit Facility.

Improvements in or new discoveries of alternative energy technologies or fracking methodologies could have a material adverse effect on our financial condition and results of operations.

Because our HWR segment depends on the level of activity in the oil and natural gas industry, any improvement in or new discoveries of alternative energy technologies (such as wind, solar, geothermal, fuel cells and biofuels) that increase the use of alternative forms of energy and reduce the demand for oil and natural gas could have a material adverse impact on our business, financial condition and results of operations. In addition, technological changes could decrease the quantities of water required for fracking operations or otherwise affect demand for our services.

Seasonal weather conditions and natural disasters could severely disrupt normal operations and harm our business.

We operate in the southern, mid-western and eastern United States. These areas are adversely affected by seasonal weather conditions, primarily in the winter and spring. During periods of heavy snow, ice or rain, our customers may curtail their operations or we may be unable to move our trucks between locations or provide other services, thereby reducing demand for, or our ability to provide services and generate revenues. For example, many municipalities impose weight restrictions on the paved roads that lead to our customers’ jobsites in the spring due to the muddy conditions caused by spring thaws, limiting our access and our ability to provide service in these areas. In February 2011, portions of Texas had record snowfalls. In September 2011, portions of Pennsylvania had record rainfall and flooding. During those periods, we and our customers had to significantly reduce or halt operations, resulting in a loss of revenue. In addition, the regions in which we operate have in the past been, and may in the future be, affected by natural disasters such as hurricanes, windstorms, floods and tornadoes; in 2005 and 2008, for example, tropical hurricanes and related storm activity caused extensive damage in portions of Texas and Louisiana, causing disruptions in our, and our customers’, operations. Future natural disasters or inclement weather conditions could severely disrupt the normal operation of our, or our customers’, business and have a material adverse effect on our financial condition and results of operations.

Our operating margins and profitability may be negatively impacted by changes in fuel and energy costs, in part due to the fixed cost structure of our business.

Our HES segment is dependent on the widespread availability of certain crude oil products such as UMO and fuel for operating our fleet of trucks. Changes and volatility in the price of crude can adversely impact the prices for these products and therefore affect our operating results of our environmental services segment. The price and supply of fuel is unpredictable and fluctuates based on events beyond our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries, regional production patterns, and environmental concerns.

The price at which we sell our RFO can be affected by changes in certain oil indices. If the relevant oil index rises, we can typically increase prices for our RFO. If the relevant oil index declines, we must typically reduce prices for our RFO. However, the cost to collect UMO, including the amounts we must pay to obtain UMO and the fuel costs of our oil collection fleet, generally also increases or decreases when the relevant index increases or decreases. Even though the prices we can charge for our RFO and the costs to collect and process UMO generally increase and decrease together, we cannot assure you that when our costs to collect and process UMO increase we can increase the prices we charge for our RFO to cover such increased costs or that the costs to collect and process UMO will decline when the prices we can charge for processed oil declines, which could adversely affect our profit margins. If the prices we charge for our RFO and the costs to collect and process UMO do not move together or in similar magnitudes, it could adversely affect our profit margins, financial condition and results of operations. In addition, falling oil and diesel prices could make diesel more cost competitive with RFO, which could adversely affect our HES segment operating results.

Furthermore, our facilities, fleet and personnel subject us to fixed costs, which make our margins and earnings sensitive to changes in revenues. In periods of declining demand, our fixed cost structure may limit our ability to cut costs, which may put us at a competitive disadvantage to firms with lower cost structures, or may result in reduced operating margins and/or operating losses.

Consolidation and/or declines in the United States automotive repair and manufacturing industries could cause us to experience lower sales volumes, which could materially affect our growth and financial performance.

Our HES segment relies on continued demand for our oil collection, environmental and waste management services in the United States automotive repair and manufacturing industries, which may suffer from declining market size and number of locations, due in part to the uncertainty of economic conditions, international competition, and consolidation. Industry trends affecting our customers have caused our customers’ businesses to contract. Additional decline could reduce the demand for our parts cleaning and other services and products and have a material adverse impact on our business. As a result, we may not be able to continue to grow our business by increasing penetration into the industries which we serve, and our ability to retain our market share and base of sales could become more difficult.

The price we receive for our RFO depends on numerous factors beyond our control, such as the supply and demand of asphalt, paper and pulp.

The price of RFO and other refined products depends on numerous factors beyond our control, including the supply and demand of asphalt, paper and pulp and other industrial products, in general. Our HES segment supplies a large percentage of its RFO for use in the production of asphalt and paper and pulp. Changes in the supply and demands for these products may, in turn, drive the price of RFO down, which could have an adverse affect on the results of our HES segment. The supply and demand of asphalt, for example, is affected by, among other things, local economic conditions, federal, state and local spending on infrastructure development, housing starts, federal highway trust funds, and seasonality, with demand for asphalt and asphalt products generally being higher during the summer months, due to increases in highway traffic and road construction work. Likewise, the supply and demand of paper and pulp is affected by, among other things, costs of wood, logging and transportation of timber, price of market pulp, cyclical changes in the global economy, industry capacity, foreign exchange rates, levels of economic growth and climate change, as well as social and government responses to climate change.

The inability of our HES segment to source adequate volumes of UMO to generate profits or contributions from the sale of RFO could have a material adverse effect on our financial condition and results of operations.

Our HES segment is dependent on the availability of UMO. If our HES segment is not able to source adequate volumes of UMO from generators or other third parties at acceptable prices to generate profits or contributions from the subsequent sale of RFO, we could experience a material adverse effect on our financial condition and results of operations.

Nonconforming or contaminated materials that we may receive from our HES customers may expose us to earnings impairments.

Our HES segment relies, in part, on materials, particularly UMO, provided by our customers. From time to time, customers tender nonconforming materials that could be contaminated with toxins (e.g. polychlorinated biphenyls and other non-value added waste streams). It is possible that the costs associated with remediation and business interruption due to this contamination and any associated regulatory fines could be in excess of our insurance coverage limits, thus exposing us to earnings impairments.

Litigation related to personal injury from the operation of our HES business may result in significant liabilities and limit our profitability.

The hazards and risks associated with the use, transport, storage, and handling and disposal of our customers’ waste (such as fires, natural disasters, explosions and accidents) may expose us to personal injury claims, property damage claims and/or products liability claims from our customers or third parties. As protection against such claims and operating hazards, we maintain insurance coverage against some, but not all, potential losses. However, we may sustain losses for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. Due to the unpredictable nature of personal injury litigation, it is not possible to predict the ultimate outcome of these claims and lawsuits, and we may be held liable for significant personal injury or damage to property or third parties, or other losses, that are not fully covered by our insurance, which could have a material adverse effect on our business.

Our HES segment is dependent on third parties to supply us with the necessary components and materials to service our customers. As well as on third party transport, recycling and disposal contractors.

If we are unable to obtain adequate supplies and components in a timely and cost-effective manner, we may be unable to adequately provide sufficient quantities of our services and products to our customers, which could have a material adverse affect on our financial condition and results of operations. We, and our third party transporters, ship used oil and containerized waste collected from our customers to a number of third party recycling and disposal facilities, including incinerators, landfill operators and waste-to-energy facilities. We generally do not have long-term fixed price contracts with our third party contractors, and if we are forced to seek alternative vendors to handle our third party recycling and disposal activities, we may not be able to find alternatives without significant additional expenses, or at all, which could result in a material adverse effect on our financial performance. In addition, we could be subject to significant environmental liabilities from claims relating to the transport, storage, processing, recycling and disposal of our customers’ waste by our third party contractors and their subcontractors.

We are subject to potential indemnification and warranty and product liability claims relating to our services and products.

Generally, our contracts with our customers provide that in certain circumstances we will be responsible for expenses resulting from, among other things, a spill that occurs while we are transporting, processing or disposing of customers’ oil, used solvent and other waste, or any other damage to property, death or harm to any person, contamination of or adverse effects to the environment, or violation of governmental laws or rules. Accordingly, in that situation we may be required to indemnify our customers for liability under CERCLA or other environmental, employment, health and safety laws and regulations, as a result of our own willful misconduct or negligence. We may also be exposed to warranty or product liability claims by our customers, users of our parts cleaning antifreeze sales, oily water collection, oil filter collection and processing and products or third parties claiming damages stemming from the mechanical failure of parts cleaned with solvents and/or equipment provided by us. Although we maintain product liability insurance coverage, if our insurance coverage proves inadequate or adequate insurance becomes unreasonably costly or otherwise unavailable, future claims may not be fully insured. An uninsured or partially insured successful claim against us could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Environmental and Other Governmental Regulation

We are subject to United States federal, state and local laws and regulations relating to health, safety, transportation, and protection of natural resources and the environment. Under these laws and regulations, we may become liable for significant penalties, damages or costs of remediation. Any changes in laws and regulations could increase our costs of doing business.

Our operations, and those of our customers, are subject to United States federal, state and local laws and regulations relating to health, safety, transportation and protection of natural resources and the environment and worker safety, including those relating to waste management and transportation and disposal of produced water and other materials. For example, we are subject to environmental regulation relating to disposal into injection wells, which can pose some risks of environmental liability, including leakage from the wells to surface or subsurface soils, surface water or groundwater. Liability under these laws and regulations could result in cancellation of well operations, fines and penalties, expenditures for remediation, and liability for property damage and personal injuries.

Our businesses, in particular our environmental services business, involves the use, handling, storage, and contracting for recycling or disposal of environmentally sensitive materials, such as motor oil, waste motor oil and filters, solvents, transmission fluid, antifreeze, lubricants, degreasing agents, gasoline, and diesel fuels. Accordingly, we are subject to regulation by federal, state, and local authorities establishing investigation and health and environmental quality standards, and liability related thereto, and providing penalties for violations of those standards. We also are subject to laws, ordinances, and regulations governing investigation and remediation of contamination at facilities we operate or to which we send hazardous or toxic substances or wastes for treatment, recycling, or disposal. In particular, the Comprehensive Environmental Response, Compensation and Liability Act, or “CERCLA,” imposes joint, strict, and several liability on owners or operators of facilities at, from, or to which a release of hazardous substances has occurred; parties that generated hazardous substances that were released at such facilities; and parties that transported or arranged for the transportation of hazardous substances to such facilities. A majority of states have adopted statutes comparable to and, in some cases, more stringent than CERCLA. If we were to be found to be a responsible party under CERCLA or a similar state statute, we could be held liable for all investigative and remedial costs associated with addressing such contamination. In addition, claims alleging personal injury or property damage may be brought against us as a result of alleged exposure to hazardous substances resulting from our operations.

Failure to comply with these laws and regulations could result in the assessment of significant administrative, civil or criminal penalties, imposition of cleanup and site restoration costs and liens, revocation of permits, and orders to limit or cease certain operations. In addition, certain environmental laws impose strict and/or joint and several liability, which could cause us to become liable for the conduct of others or for consequences of our own actions that were in compliance with all applicable laws at the time of those actions. For example, if a landfill or disposal operator mismanages our wastes in a way that creates an environmental hazard, we and all others who sent materials could become liable for cleanup costs, fines and other expenses many years after the disposal or recycling was completed. Future events, such as the discovery of currently unknown matters, spills caused by future pipeline ruptures, changes in existing environmental laws and regulations or their interpretation, and more vigorous enforcement policies by regulatory agencies, may give rise to additional expenditures or liabilities, which could impair our operations and adversely affect our business and results of operations.

Although we believe that we are in substantial compliance with all applicable laws and regulations, legal requirements are changing frequently and are subject to interpretation. New laws, regulations and changing interpretations by regulatory authorities, together with uncertainty regarding adequate testing and sampling procedures, new pollution control technology and cost benefit analysis based on market conditions are all factors that may increase our future capital expenditures to comply with environmental requirements. Accordingly, we are unable to predict the ultimate cost of future compliance with these requirements or their effect on our operations.

Increased regulation of hydraulic fracturing, including regulation of the quantities, sources and methods of water use and disposal, could result in reduction in drilling and completing new oil and natural gas wells or minimize water use or disposal, which could adversely impact the demand for our HWR services.

Demand for our HWR services depends, in large part, on the level of exploration and production of oil and gas and the oil and gas industry’s willingness to purchase our services. Most of our customer base uses hydraulic fracturing to drill new oil and gas wells. Hydraulic fracturing is a process that is used to release hydrocarbons, particularly natural gas, from certain geological formations. The process involves the injection of water (typically mixed with significant quantities of sand and small quantities of chemical additives) under pressure into the formation to fracture the surrounding rock and stimulate movement of hydrocarbons through the formation. The process is typically regulated by state oil and gas commissions and has been exempt (except when the fracturing fluids or propping agents contain diesel fuels) since 2005 from United States federal regulation pursuant to the Safe Drinking Water Act.

The EPA is conducting a comprehensive study of the potential environmental impacts of hydraulic fracturing activities, and a committee of the United States House of Representatives is also conducting an investigation of hydraulic fracturing practices. The results of the EPA study and House investigation could lead to restrictions on hydraulic fracturing. The EPA is currently working on new guidance for application of the Safe Drinking Water Act permits for drilling or completing processes that use fracturing fluids or propping agents containing diesel fuels. In addition, the EPA proposed regulations under the federal Clean Air Act in July 2011 regarding certain criteria and hazardous air pollutant emissions from hydraulic fracturing wells and, in October 2011, announced its intention to propose regulations by 2014 under the federal Clean Water Act to regulate wastewater discharges from hydraulic fracturing and other gas production. Legislation has been introduced before Congress to provide for federal regulation of hydraulic fracturing, including, for example, requiring disclosure of chemicals used in the fracturing process or seeking to repeal the exemption from the Safe Drinking Water Act. If adopted, such legislation would add an additional level of regulation and necessary permitting at the federal level and could make it more difficult to complete wells using hydraulic fracturing. Similar laws and regulations with respect to chemical disclosure also exist or are being considered by the United States Department of Interior and in several states, including certain states in which we operate, that could restrict hydraulic fracturing. The Delaware River Basin Commission is also considering regulations which may impact hydrofracking water practices in certain areas of Pennsylvania, New York, New Jersey and Delaware. Some local governments have also sought to restrict drilling in certain areas.

Future United States federal, state or local laws or regulations could significantly restrict, or increase costs associated with hydraulic fracturing and make it more difficult or costly for producers to conduct hydraulic fracturing operations, which could result in a decline in exploration and production. New laws and regulations, and new enforcement policies by regulatory agencies, could also expressly restrict the quantities, sources and methods of water use and disposal in hydraulic fracturing and otherwise increase our costs and our customers’ cost of compliance, which could minimize water use and disposal needs even if other limits on drilling and completing new wells were not imposed. Any decline in exploration and production or any restrictions on water use and disposal could result in a decline in demand for our services and have a material adverse effect on our business, financial condition, results of operations and cash flows.

Delays or restrictions in obtaining permits by our customers for their operations or by us for our operations could impair our business.

In most states, our customers are required to obtain permits from one or more governmental agencies in order to perform drilling and completion activities and we may be required to procure permits for construction and operation of our disposal wells and pipelines. Such permits are typically required by state agencies, but can also be required by federal and local governmental agencies. The requirements for such permits vary depending on the location where our, or our customers’, activities will be conducted. As with all governmental permitting processes, there is a degree of uncertainty as to whether a permit will be granted, the time it will take for a permit to be issued, and the conditions which may be imposed in connection with the granting of the permit. Delays or restrictions in obtaining salt water disposal well permits could adversely impact our growth, which is dependent in part on new disposal capacity.

Recently, our customers have been affected by moratoriums on the issuance of permits that have been imposed upon drilling and completion activities in certain jurisdictions. For example, in December 2010, the State of New York imposed a moratorium on certain drilling and completion activities. In 2011, the state announced plans to lift the moratorium, however, there is a proposal in the New York legislature to extend the moratorium for another year. A similar moratorium has been in place within the Delaware River Basin pending issuance of regulations by the Delaware River Basin Commission. Other states, including Texas, Arkansas, Pennsylvania, Wyoming and Colorado, have enacted laws and regulations applicable to our business activities, including disclosure of information regarding the substances used in hydraulic fracturing. California is presently considering similar requirements. Some of the drilling and completion activities of our customers may take place on federal land, requiring leases from the federal government to conduct such drilling and completion activities. In some cases, federal agencies have cancelled oil and natural gas leases on federal lands. Consequently, our operations in certain areas of the country may be interrupted or suspended for varying lengths of time, causing a loss of revenue and potentially having a materially adverse effect on our operations. Any such changes could have a material adverse effect on our financial condition and results of operations.

We are subject to the trucking safety regulations, which are likely to be amended, and made stricter, as part of the initiative known as Compliance, Safety, Accountability, or “CSA.” If our current USDOT safety rating of “Satisfactory” is downgraded in connection with this initiative, our business and results of our operations may be adversely affected.

As part of the CSA initiative, the FMCSA is expected to open a rulemaking docket in 2012 (originally expected in 2011) for purposes of changing its safety rating methodology. Any new methodology adopted in the rulemaking is likely to link safety ratings more closely to roadside inspection and driver violation data gathered and analyzed from month to month under the FMCSA’s new Safety Measurement System, or “SMS.” This linkage could result in greater variability in safety ratings than the current system, in which a safety rating is based on relatively infrequent on-site compliance audits at a carrier’s places of business. Preliminary studies by transportation consulting firms indicate that “Satisfactory” ratings (or any equivalent under a new SMS-based system) may become more difficult to achieve and maintain under such a system. If either the HWR or HES segment lose its current “Satisfactory” rating, which is the highest and best rating under this initiative, we may lose some of our customer contracts that require such a rating, adversely affecting our business prospects and results of operations.

Risks Related to the Notes

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Notes.

As of December 31, 2011, after giving effect to the TFI Acquisition, our New Credit Facility and our offering of equity securities and the application of the net proceeds therefrom, we and the guarantors of the Notes, on a consolidated basis, would have had (a) approximately $253.9 million of debt outstanding, including the Notes, of which none would have ranked effectively senior to the Notes to the extent of the value of the assets securing such debt and (b) $150.0 million of availability under our New Credit Facility. Borrowings under our New Credit Facility will effectively rank senior to the Notes to the extent of the value of the assets securing such debt. Our substantial level of indebtedness increases the risk that we may be unable to generate cash sufficient to pay amounts due in respect of our indebtedness, including the Notes. Our substantial level of indebtedness could have other important consequences for your investment in the Notes and significant effects on our business. For example, our level of indebtedness and the terms of our debt agreements may:

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make it more difficult for us to satisfy our financial obligations under the Notes, our other indebtedness and our contractual and commercial commitments and increase the risk that we may default on our debt obligations;

•	prevent us from raising the funds necessary to repurchase notes tendered to us if there is a change of control, which would constitute a default under the indenture governing the Notes;

•	heighten our vulnerability to downturns in our business, our industry or in the general economy and restrict us from exploiting business opportunities or making acquisitions;

•	limit management’s discretion in operating our business;

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require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, and other general corporate purposes;

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require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, and other general corporate purposes;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	limit our ability to borrow additional funds; and

•	limit our flexibility in planning for, or reacting to, changes in our business, the industry in which we operate or the general economy.

Each of these factors may have a material and adverse effect on our financial condition and viability. Our ability to make payments with respect to the Notes and to satisfy our other debt obligations will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors affecting our Company and industry, many of which are beyond our control. In addition, the indenture and our New Credit Facility will contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our debts.

Borrowings under our New Credit Facility will bear interest at variable rates. If we were to borrow funds under our New Credit Facility and these rates were to increase significantly, our ability to borrow additional funds may be reduced and the risks related to our substantial indebtedness would intensify. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection for this risk.

Despite existing debt levels, we may still be able to incur substantially more debt, which would increase the risks associated with our leverage.

Even with our existing debt levels, we and our subsidiaries may be able to incur substantial amounts of additional debt in the future, including debt under existing and future credit facilities, some or all of which may be secured and therefore would rank effectively senior to the Notes. As of December 31, 2011, after giving effect to the TFI Acquisition, our New Credit Facility and our offering of equity securities and the application of the net proceeds therefrom, we would have had $150.0 million of availability under our New Credit Facility. In addition, the indenture governing the Notes will allow us to issue additional notes under certain circumstances, which will also be guaranteed by the guarantors. Although the terms of the Notes and our New Credit Facility will limit our ability to incur additional debt, these terms do not and will not prohibit us from incurring substantial amounts of additional debt for specific purposes or under certain circumstances. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify and could further exacerbate the risks associated with our leverage.

We may not be able to generate sufficient cash flow to meet our debt service and other obligations, including the Notes, due to events beyond our control.

Our ability to generate cash flows from operations and to make scheduled payments on or refinance our indebtedness, including the Notes, and to fund working capital needs and planned capital expenditures will depend on our future financial performance and our ability to generate cash in the future. Our future financial performance will be affected by a range of economic, financial, competitive, business and other factors that we cannot control, such as general economic, legislative, regulatory and financial conditions in our industry, the economy generally or other risks summarized in this offering circular. A significant reduction in operating cash flows resulting from changes in economic, legislative or regulatory conditions, increased competition or other events beyond our control could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations, prospects and our ability to service our debt and other obligations, including the Notes. If we are unable to service our indebtedness or to fund our other liquidity needs, we may be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness, seeking additional capital, or any combination of the foregoing. If we raise additional debt, it would increase our interest expense, leverage and our operating and financial costs. We cannot assure you that any of these alternative strategies could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on the Notes and our other indebtedness or to fund our other liquidity needs. Reducing or delaying capital expenditures or selling assets could delay future cash flows. In addition, the terms of existing or future debt agreements, including the indenture governing the Notes, may restrict us from adopting any of these alternatives. We cannot assure you that our business will generate sufficient cash flows from operations or that future borrowings will be available in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs.

The failure to generate sufficient cash flow or to effect any of these alternatives could significantly adversely affect the value of the Notes and our ability to pay amounts due under the Notes. If for any reason we are unable to meet our debt service and repayment obligations, including under the Notes, we would be in default under the terms of the agreements governing our indebtedness, which would allow our creditors at that time to declare all outstanding indebtedness to be due and payable. This would likely in turn trigger cross-acceleration or cross-default rights between our applicable debt agreements. Under these circumstances, our lenders could compel us to apply all of our available cash to repay our borrowings or they could prevent us from making payments on the Notes. In addition, these lenders could then seek to foreclose on our assets that are their collateral. If the amounts outstanding under the Notes were to be accelerated, or were the subject of foreclosure actions, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders, including you as a noteholder.

The indenture governing the Notes and our New Credit Facility will impose significant operating and financial restrictions on us and our subsidiaries that may prevent us from pursuing certain business opportunities and restrict our ability to operate our business.

The indenture governing the Notes and our New Credit Facility contain covenants that restrict our and our restricted subsidiaries’ ability to take various actions, such as:

•	transferring or selling assets;

•	paying dividends or distributions, buying subordinated indebtedness or securities, making certain investments or making other restricted payments;

•	incurring or guaranteeing additional indebtedness or issuing preferred stock;

•	creating or incurring liens;

•	incurring dividend or other payment restrictions affecting restricted subsidiaries;

•	consummating a merger, consolidation or sale of all or substantially all our assets;

•	entering into transactions with affiliates;

•	engaging in business other than a business that is the same or similar, reasonably related, complementary or incidental to our business;

•	designating subsidiaries as unrestricted subsidiaries;

•	making acquisitions;

•	making capital expenditures;

•	entering into sale and leaseback transactions; and

•	prepaying, redeeming or repurchasing debt (including the Notes) prior to stated maturities.

In addition, our New Credit Facility will also require, and any future credit facilities may additionally require, us to maintain minimum cash balances and operating performance levels and comply with specified financial ratios, including regarding net leverage, debt to capitalization, fixed charge coverage or similar ratios. A breach of any of the foregoing covenants under our indenture or our New Credit Facility, as applicable, could result in a default. In addition, any debt agreements we enter into in the future may further limit our ability to enter into certain types of transactions.

We may also be prevented from taking advantage of business opportunities that arise if we fail to meet certain ratios or because of the limitations imposed on us by the restrictive covenants under the indenture governing the Notes and our New Credit Facility. The restrictions contained in the indenture governing the Notes and our New Credit Facility may also limit our ability to plan for or react to market conditions, meet capital needs or otherwise restrict our activities or business plans and adversely affect our ability to finance our operations, enter into acquisitions, execute our business strategy, effectively compete with companies that are not similarly restricted or engage in other business activities that would be in our interest. In the future, we may also incur debt obligations that might subject us to additional and different restrictive covenants that could affect our financial and operational flexibility. We cannot assure you that we will be granted waivers or amendments to the indenture governing the Notes or our New Credit Facility if for any reason we are unable to comply with the indenture or our New Credit Facility, or that we will be able to refinance our debt on acceptable terms or at all should we seek to do so.

The covenants described above are subject to important exceptions and qualifications. Our ability to comply with these covenants will likely be affected by events beyond our control, and we cannot assure you that we will satisfy those requirements. A breach of any of these provisions could result in a default under our New Credit Facility, the indenture governing the Notes or any future credit facilities we may enter into, which could allow all amounts outstanding thereunder to be declared immediately due and payable, subject to the terms and conditions of the documents governing such indebtedness. If we were unable to repay the accelerated amounts, our secured lenders could proceed against the collateral granted to them to secure such indebtedness. This would likely in turn trigger cross-acceleration and cross-default rights under any other credit facilities and indentures, if any then exist governing the Notes and the terms of our other indebtedness outstanding at such time. If the amounts outstanding under the Notes or any other indebtedness outstanding at such time were to be accelerated or were the subject of foreclosure actions, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders, including you as a holder of notes.

We may not be able to repurchase the Notes upon a change of control or to make an offer to repurchase the Notes in connection with an asset sale as required by the indenture.

Upon the occurrence of specific types of change of control events, we will be required to offer to repurchase all of the outstanding notes at a price equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest and additional interest, if any, up to, but not including the date of repurchase. In addition, in connection with certain asset sales, we will be required to offer to repurchase all of the Notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest and additional interest, if any, up to, but not including the date of repurchase. We may not have sufficient funds available to repurchase all of the Notes tendered pursuant to any such offer and any other debt that would become payable upon a change of control or in connection with such an asset sale offer. Any of our current or future debt agreements, including our New Credit Facility, may also limit our ability to repurchase the Notes until all such debt is paid in full. Our failure to purchase the Notes would be a default under the indenture, which would in turn likely trigger a default under our New Credit Facility and any future credit facility and the terms of our other indebtedness outstanding at such time. Any requirement to offer to repurchase outstanding notes may therefore require us to refinance our other outstanding debt, which we may not be able to accomplish on commercially reasonable terms, if at all. These repurchase requirements may also delay or make it more difficult for others to obtain control of our Company. Finally, the definition of change of control includes a phrase relating to the sale or other transfer of “all or substantially all” of the properties or assets of the Company and its subsidiaries, taken as a whole. There is no precise definition of that phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company, and therefore it may be unclear as to whether a change of control has occurred and whether the holders of the Notes have the right to require us to repurchase such notes. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture.

The Notes will be effectively subordinated to the debt of our non-guarantor subsidiaries, if any.

Although the Notes will be fully and unconditionally guaranteed on a senior basis by our existing principal domestic subsidiaries and our future domestic subsidiaries, they will not be guaranteed by any future foreign subsidiaries. As a result of this structure, the Notes will be effectively subordinated to all other indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries. The effect of this subordination is that, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving a non-guarantor subsidiary, the assets of that subsidiary cannot be used to pay you until all other claims against that subsidiary, including trade payables, have been fully guaranteed.

The Notes and the guarantees will be effectively subordinated to our and the guarantors’ existing and future secured debt to the extent of the value of the collateral securing such debt.

The Notes will be our senior unsecured obligations and the indebtedness evidenced by the guarantees will be the senior unsecured indebtedness of the applicable guarantor. The Notes will rank equal in right of payment with all of our existing and future senior indebtedness and senior to all of our existing and future subordinated indebtedness. However, the Notes will be effectively subordinated to all of our existing and future indebtedness, including our obligations under our New Credit Facility and any future secured credit facility, to the extent of the value of the assets securing such secured liabilities and indebtedness, and the Notes will also be effectively subordinated to the existing and future indebtedness of our non-guarantor subsidiaries, if any. The guarantees will rank equal in right of payment with all existing and future indebtedness of such guarantor, and senior to all existing and future subordinated indebtedness of such guarantor. The guarantees will also be effectively subordinated to any secured liabilities and indebtedness of such guarantor, including the obligations of such guarantor under our New Credit Facility and any future secured credit facility (including related hedging obligations), to the extent of the value of such guarantor’s assets securing such secured indebtedness, and the guarantees will also be effectively subordinated to the existing and future indebtedness of our non-guarantor subsidiaries, if any. Debt outstanding under any future secured credit facility will generally be secured by a first priority security interest in the assets securing such indebtedness. As of December 31, 2011, after giving effect to the TFI Acquisition, our New Credit Facility and our offering of equity securities and the application of the net proceeds therefrom, we and the guarantors would have had no secured indebtedness outstanding (except approximately $9.0 million of capital leases for new trucks acquired in 2012).

In the event of any distribution or payment on our assets in a bankruptcy, liquidation, reorganization, dissolution or other winding up involving us or any of our subsidiaries, holders of secured indebtedness will have a prior claim to those assets that constitute their collateral, and the holders of the Notes will participate in the distribution or payment of our or our guarantor’s remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the Notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. Upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the Notes.

We are permitted to create unrestricted subsidiaries, which will not be subject to any of the covenants in the indenture, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

Unrestricted subsidiaries will not be subject to the covenants under the indenture governing the Notes. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the Notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the Notes.

We may choose to redeem notes when prevailing interest rates are relatively low.

We may choose to redeem the Notes from time to time when and at the prices permitted by the indenture governing the Notes, especially when prevailing interest rates are lower than the rate borne by the Notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes as the optional redemption date or period approaches.

Federal, state and foreign fraudulent transfer laws may permit a court to avoid the Notes and the guarantees, subordinate claims in respect of the Notes and the guarantees and require noteholders to return payments received. If this occurs, noteholders may not receive any payments on the Notes.

Federal, state and foreign fraudulent transfer and conveyance statutes may apply to the issuance of the Notes and the incurrence of any guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state and be different from other applicable foreign jurisdictions, the Notes or guarantees could be avoided as a fraudulent transfer or conveyance if, among other things, (1) we or any of the guarantors, as applicable, issued the Notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the Notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the Notes or the incurrence of the guarantees;

•	the issuance of the Notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature; or

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we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the Notes or such guarantees if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the Notes or the applicable guarantees. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor. We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our other debt or the debt of the guarantors. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

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the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the Notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

If a court were to find that the issuance of the Notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could avoid the payment obligations under the Notes or such guarantee or further subordinate the Notes or such guarantee to our presently existing and future indebtedness or of the related guarantor, or require the holders of the Notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, noteholders may not receive any repayment on the Notes. Further, the avoidance of the Notes could result in an event of default with respect to our other debt that could result in acceleration of such debt.

Although the guarantee entered into by the guarantor will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect that guarantee from being avoided under fraudulent transfer law, or may reduce the guarantor’s obligation to an amount that effectively makes its guarantee worthless.

If the guarantee by the guarantor is not enforceable, the Notes would be effectively subordinated to all liabilities of the guarantor, including trade payables. In the event of a bankruptcy, liquidation or reorganization of our non-guarantor subsidiaries, if any, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

There are restrictions on transfers of the Notes.

We are relying upon an exemption from the registration requirements under the Securities Act and applicable state securities laws in offering the Notes. As a result, the Notes may be transferred or resold only in a transaction registered under or exempt from the registration requirements of the Securities Act and applicable state securities laws. We intend to file a registration statement with the SEC with respect to an offer to exchange the Notes for freely transferable exchange notes and to try to cause the registration statement to become effective. The SEC, however, has broad discretion to declare any registration statement effective and may delay or deny the effectiveness of any registration statement for a variety of reasons. Failure to have the registration statement declared effective or to complete the exchange offer for the Notes could adversely affect the liquidity and price of the Notes or our interest costs. In addition, pending the effectiveness of any such registration statement, your ability to transfer the Notes will be significantly restricted.

The Notes currently have no established trading or other public market, and an active trading market may not develop for the Notes.

The failure of a market developing for the Notes could affect the liquidity and value of the Notes and you may not be able to sell the Notes readily, or at all, or at or above the price that you paid. The Notes will constitute a new issue of securities with no established trading market. We have been informed by the initial purchasers that they currently intend to make a market in these notes after this offering is completed. However, one or more initial purchasers may cease market-making at any time. We do not intend to apply for listing the Notes on any securities exchange. Even if a registration statement becomes effective to cover the Notes and we are successful in getting the Notes listed, we cannot assure you that an active trading market will develop for the Notes. We cannot assure you that any market for the Notes will develop, or if one does develop, that it will be liquid. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our credit rating, our operating performance and financial condition and other factors. If an active trading market does not develop, the market price and liquidity of the Notes may be adversely affected. As a result, we cannot ensure you that you will be able to sell any of the Notes at a particular time, at attractive prices, or at all. Thus, you may be required to bear the financial risk of your investment in the Notes indefinitely.

If a trading market were to develop, future trading prices of the Notes may be volatile and will depend on many factors, including:

•	our operating performance and financial condition or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the Notes;

•	prevailing interest rates;

•	the interest of securities dealers in making a market for them;

•	the market for similar securities and the overall securities market; and

•	our ability to complete the offer to exchange the Notes.

The trading prices of the Notes and the availability, costs and terms and conditions of our debt will be directly affected by our credit rating.

The Notes will be, and any of our future debt instruments may be, publicly rated by Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s Rating Services (“S&P”) and other independent rating agencies. A security rating is not a recommendation to buy, sell or hold securities. These public debt ratings may affect our ability to raise debt. Any future downgrading of the Notes or our debt by Moody’s and S&P or another rating agency may affect the cost and terms and conditions of our financings and could adversely affect the value and trading price of the Notes.

Credit rating agencies continually revise their ratings for companies that they follow, including us. Any ratings downgrade could adversely affect the trading price of the Notes or the trading market for the Notes to the extent a trading market for the Notes or the exchange notes, if they are issued develops.

The trading price of the Notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. Any such disruptions could adversely affect the prices at which you may sell your notes or the exchange notes, if they are issued. In addition, subsequent to their initial issuance, the Notes may trade at a discount from the initial offering price of the Notes or the exchange notes, if they are issued, depending on the prevailing interest rates, the market for similar notes, our performance and other factors, many of which are beyond our control.

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the Notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the Notes, the claim by any holder of the Notes for the principal amount of the Notes may be limited to an amount equal to the original issue price for the Notes. Accordingly, holders of the Notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the Notes, even if sufficient funds are available.